Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of August 29, 2013, is among Windstream Corporation, a Delaware corporation (the “Company”), Windstream Holdings, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Holdco”), and WIN Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“Merger Sub”).

RECITALS

A. The Company desires to create a new holding company structure by merging itself with and into Merger Sub with the Company being the surviving corporation (the “Merger”), and converting each outstanding share of Company Common Stock (as defined below) into a like number of shares of Holdco Common Stock (as defined below) (the “Exchange”), all in accordance with the terms of this Agreement;

B. As of the close of business on August 28, 2013, the Company’s authorized capital stock consisted of (i) 1,000,000,000 shares of common stock, par value $.0001 per share (“Company Common Stock”), of which approximately 592,700,000 shares were issued and outstanding, and (ii) 200,000,000 shares of preferred stock, par value $.0001 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding;

C. As of the date hereof, the authorized capital stock of Holdco consists of (i) 1,000,000,000 shares of common stock, par value $.0001 per share (“Holdco Common Stock”), of which 1,000 shares were issued and outstanding, and (ii) 200,000,000 shares of preferred stock, par value $.0001 per share (“Holdco Preferred Stock”), of which no shares were outstanding;

D. The designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof of Holdco Common Stock and the Holdco Preferred Stock, are the same as those of the Company Common Stock and the Company Preferred Stock;

E. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Holdco immediately after the Effective Time (as hereinafter defined) will contain provisions substantially identical to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”));

F. The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdco as of the Effective Time;

G. The officers of the Company immediately prior to the Merger will be the officers of Holdco as of the Effective Time;

H. Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated;

I. The Boards of Directors of Holdco, Merger Sub and the Company have approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

J. For federal income tax purposes, it is intended that the Merger and Exchange together constitute tax-free transactions pursuant to Section 351 and Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

K. The parties hereto desire to effect the Exchange and the Merger to achieve greater financial flexibility and for other corporate purposes.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

1.01 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, the Company shall, at the Effective Time, be merged with and into Merger Sub, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Holdco. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time (as defined herein), the effect of the Merger shall be as provided in Section 259 of the DGCL.

1.02 Effective Time. The Merger shall become effective upon the filing of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties hereto and set forth in a Certificate of Merger filed with the Secretary of State of the State of Delaware (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.03 Certificate of Incorporation. At the Effective Time and pursuant to the Merger, the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit A hereto in accordance with Section 251(g) of the DGCL, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

1.04 Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

1.05 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will serve as directors from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation or until his or her earlier removal, resignation or death.

1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Surviving Corporation or until his or her earlier removal, resignation or death.

1.07 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.08 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid, and nonassessable share of Holdco Common Stock.

(b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be owned by Holdco and thereafter represent one validly issued, fully paid, and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

(c) From and after the Effective Time, holders of certificates or book entries formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.09 herein.

(d) Each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

1.09 Stock Certificates Prior to Exchange; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limits and restrictions thereof, of the capital stock of Holdco with respect to Holdco will, in each case, be identical with those of the capital stock of the Company with respect to the Company immediately prior to the Effective Time. Accordingly and pursuant to Section 251(g) of the DGCL, until thereafter surrendered for transfer or exchanged as required by Holdco, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Section 1.08 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

ARTICLE II

Actions To Be Taken In Connection With The Merger

2.01 Assumption of Outstanding Equity Grants. At the Effective Time, all unvested time-based and performance-based restricted stock and restricted stock units (“Restricted Stock Awards”) and all unexercised and unexpired options and warrants to purchase Company Common Stock (“Stock Options”) then outstanding, under the Company’s equity compensation plans listed on Schedule 2.01 hereto and any other equity incentive plans of the Company in existence as of the Effective Time, which provides for the purchase, grant or issuance of Company Common Stock (collectively, the “Equity Plans”), whether or not then exercisable, will be assumed by Holdco. Each Restricted Stock Award and Stock Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any agreements thereunder immediately prior to the Effective Time, including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger or the transactions contemplated hereby) and per share exercise price, as applicable, except that each Restricted Stock Award will vest, if at all, and each Stock Option will be exercisable, if at all, for that number of shares of Holdco Common Stock equal to the number of shares of Company Common Stock that were subject to such Restricted Stock Award or Stock Option, as applicable, immediately prior to the Effective Time. The conversion of any Stock Options which are “incentive stock options,” if any, within the meaning of Section 422 of the Code into options to purchase Holdco Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Stock Options within the meaning of Section 424 of the Code.

2.02 Assumption of Equity Plans, Other Plans and Other Agreements. Holdco and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver one or more assignment and assumption agreements (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdco, and Holdco will assume and agree to perform, all obligations of the Company pursuant to: (a) the Equity Plans; (b) certain other director, executive and/or compensation plans and policies of the Company (the “Other Plans”) listed on Schedule 2.02(b) hereto; (c) each agreement, award or other grant document entered into pursuant to the Equity Plans or the Other Plans; and (d) certain other agreements (the “Other Agreements”) listed on Schedule 2.02(d) hereto. At the Effective Time, the Equity Plans, the Other Plans, any grant agreements and the Other Agreements shall each automatically be deemed to be amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdco.

2.03 Post-Effective Amendments. It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing offerings under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdco will, to the extent deemed appropriate, file post-effective amendments to the Company’s registrations statements as listed on Schedule 2.03 hereto, adopting such registration statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading.

2.04 Company Obligations. Notwithstanding the Merger contemplated herein, Holdco shall not be deemed the successor issuer to the Company’s senior secured credit facilities, senior unsecured notes, or other outstanding debt obligations. Additionally, Holdco has not guaranteed or become subject to the restrictive covenants under the Company’s outstanding debt obligations. The Surviving Corporation will remain the primary obligor under its outstanding debt obligations and shall continue to file periodic reports with the Securities and Exchange Commission to discharge any ongoing disclosure obligations under those debt instruments or any future debt instruments that may become applicable to the Company.

2.05 Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock under the Equity Plans and the Other Plans, as applicable.

ARTICLE III

Conditions of Merger

3.01 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b) The Board of Directors of the Company shall have received evidence in the form and substance reasonably satisfactory to it that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

(c) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company, may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

ARTICLE IV

Covenants

4.01 Equity Plans and Other Plans. The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume the Equity Plans and the Other Plans, each grant agreement entered into pursuant thereto, and each Restricted Stock Award and Stock Option granted thereunder, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

4.02 Insurance. Holdco shall procure insurance or cause the assignment and assumption of the insurance policies of the Company such that, upon consummation of the Merger, Holdco shall have the insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

4.03 Assumption of Agreements. The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume and perform the obligations of the Company under the Other Agreements, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

4.04 Tax Treatment. The parties hereto acknowledge that the Merger and Exchange together are intended to constitute tax-free transactions pursuant to Section 351 and Section 368(a) of the Code, and shall file all tax returns consistent with such treatment. Each party hereto shall use its commercially reasonable efforts to cause the Merger and Exchange to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger and Exchange from qualifying, for such treatment.

ARTICLE V

Termination and Amendment

5.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Holdco or Merger Sub if it should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void, and the Company, Holdco, Merger Sub, and their respective stockholders, directors or officers, shall have no liability with respect to such termination and abandonment.

5.02 Amendment. At any time prior to the Effective Date, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE VI

Miscellaneous

6.01 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

6.02 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.03 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, together with the Assignment and Assumption Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

6.04 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

*   *   *

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above.

WINDSTREAM CORPORATION

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

WINDSTREAM HOLDINGS, INC.

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

WIN MERGER SUB, INC.

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WINDSTREAM CORPORATION

(attached)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WINDSTREAM CORPORATION

ARTICLE

One

The name of the Corporation is Windstream Corporation (the “Corporation”).

ARTICLE

Two

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE

Three

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE

Four

SECTION 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 1,200,000,000 shares, consisting of:

(a) 200,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”); and

(b) 1,000,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

SECTION 2. Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights (including voting rights), and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

SECTION 3. Common Stock.

(a) Dividends. Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably, on a per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this ARTICLE FOUR.

(b) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(c) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(d) Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(e) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock ratably on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(e).

(f) Registration or Transfer. The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. To the greatest extent permitted by applicable Delaware law, the shares of the Corporation’s Common Stock shall be uncertificated and transfer of such shares shall be reflected by book entry. Upon the surrender of any certificate representing shares of any class of Common Stock, the Corporation shall forthwith cancel such certificate and the holder thereof shall no longer be entitled to a certificate or certificates representing the shares of such class represented by the surrendered certificate. Any shares represented by a surrendered certificate cancelled as provided above shall be registered in the name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate. Such book entry shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(g) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock that is represented by a certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(h) Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(i) Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

ARTICLE

Five

The Corporation is to have perpetual existence.

ARTICLE

Six

SECTION 1. Number, Election and Term of Office of Directors.

(a) The Board of Directors shall consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors.

(b) Except as expressly provided herein, the manner of election and removal of such directors and the term such directors shall hold office shall be designated in the Bylaws of the Corporation. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(c) Subject to the rights, if any, of holders of any series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any series of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate applicable thereto.

ARTICLE

Seven

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend, alter, change or repeal the Bylaws of the Corporation. Any amendment, alteration, change or repeal of the Corporation’s Bylaws by the stockholders of the Corporation shall require the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change or repeal; provided, however, that Section 11 of ARTICLE TWO and Sections 2, 3, and 4 of ARTICLE THREE and ARTICLE SEVEN of the Corporation’s Bylaws shall not be amended, altered, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least two thirds of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote on such amendment, alteration, change or repeal.

ARTICLE

Eight

SECTION 1. Limitation of Liability.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SECTION 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director, officer or other employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE EIGHT with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE EIGHT shall be a contract right. In addition, the Corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

SECTION 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE EIGHT shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE EIGHT is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE EIGHT shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE EIGHT, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE EIGHT shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

SECTION 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

SECTION 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE EIGHT) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

SECTION 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director, officer or other employee of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE EIGHT in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE EIGHT shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

SECTION 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE EIGHT shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 8. Merger or Consolidation. For purposes of this ARTICLE EIGHT, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE EIGHT with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

SECTION 9. Savings Clause. If this ARTICLE EIGHT or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE EIGHT as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE EIGHT to the full extent permitted by any applicable portion of this ARTICLE EIGHT that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE

Nine

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE

Ten

For so long as any security of the Company is registered under Section 12 of the Securities Exchange Act of 1934: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; and (ii) special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE

Eleven

Notwithstanding any other provisions of this Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Restated Certificate, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to amend, alter, change or repeal ARTICLES EIGHT, TEN or THIRTEEN hereof, or this ARTICLE ELEVEN, or any provision thereof or hereof.

ARTICLE

Twelve

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE

Thirteen

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE

Fourteen

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or under this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Windstream Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as is required by the DGCL or this Certificate of Incorporation, as the case may be.

Schedule 2.01

PAETEC Holding Corp. 2011 Amended and Restated Omnibus Incentive Plan

PAETEC Holding Corp. 2011 Omnibus Incentive Plan

PAETEC Holding Corp. 2007 Omnibus Incentive Plan

PAETEC Corp. 2001 Stock Option and Incentive Plan

US LEC Corp. 1998 Omnibus Stock Plan

McLeodUSA Incorporated 2006 Omnibus Equity Plan

Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan

Amended and Restated 2006 Equity Incentive Plan

PAETEC Communications, Inc. Agent Incentive Plan

PAETEC Holding Corp. 2009 Agent Incentive Plan

1999 Long Term Incentive Plan of D&E Communications, Inc.

Conestoga Enterprises, Inc. 1999 Stock Option Plan

Schedule 2.02(b)

Windstream Corporation Performance Incentive Compensation Plan

Amendment No. 1 to Windstream Corporation Performance Incentive Compensation Plan

Director Compensation Program dated February 6, 2013

Schedule 2.02(d)

Change-In-Control Agreements, currently in effect, entered into between Windstream Corporation and certain executive officers

Current Clawback Policy Acknowledgement and Agreements between Windstream Corporation and its executive officers

Amended and Restated Employment Agreement, dated as of January 1, 2008, between Windstream Corporation and Jeffery R. Gardner

Amendment to Employment Agreement, dated as of December 21, 2009, between Windstream Corporation and Jeffery R. Gardner

Schedule 2.03

Registration Statement on Form S-3ASR (File No. 333-178602)

Registration Statement on Form S-3ASR (File No. 333-170957)

Registration Statement on Form S-8 (File No. 333-186780)

Registration Statement on Form S-8 (File No. 333-178279)

Registration Statement on Form S-8 (File No. 333-168844)

Registration Statement on Form S-8 (File No. 333-167238)

Registration Statement on Form S-8 (File No. 333-166707)

Registration Statement on Form S-8 (File No. 333-163452)